MUNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2014

TRANSOCEAN LTD.
(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 20, 2014, Transocean Ltd. (the "Company") issued a press release announcing the schedule for the payment of the first installment of its U.S. dollar-denominated dividend. The installment of $0.75 per share, or approximately $271 million, is based upon the number of currently outstanding shares. The installment represents the first of four quarterly installments totaling $3.00 per share, or approximately $1.1 billion in the aggregate, from additional paid-in capital (“APIC”) which was approved by shareholders at the Company's 2014 Annual General Meeting held on May 16, 2014. The Company will pay the first installment of $0.75 in accordance with the following schedule:

•	May 28, 2014 - Ex-Dividend Date

•	May 30, 2014 - Record Date

•	June 18, 2014 - Installment Payment Date

For shareholders who choose to receive the first dividend installment in Swiss francs, the dividend payment will be converted into Swiss francs as transacted by Computershare on or about June 16, 2014. The period to elect to receive payment of the first dividend installment in Swiss francs starts on June 2, 2014, 5 p.m. Eastern Daylight Time (EDT), 11 p.m. Central European Summer Time (CEST), and ends on June 6, 2014, 8 p.m., EDT, 2 a.m. CEST.

The Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Statements regarding the proposed dividend and timing of dividend payment dates, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: May 20, 2014	By	/s/ Jill S. Greene
Jill S. Greene
Authorized Person

Index to Exhibits

Exhibit
Number	Description

99.1	Press Release dated May 20, 2014